NATIONWIDE LIFE INSURANCE COMPANY

10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223

SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contracts

General Information Regarding this Endorsement

The following provisions apply only to Contracts issued as SIMPLE Individual Retirement Annuities. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control the Contract accordingly. The Contract Owner shall comply with the applicable tax qualification provisions of the Internal Revenue Code of 1986, as amended, as described in this endorsement, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Terms not defined in this endorsement shall have the meaning given to them in the Contract.

Definitions

The following definitions are added to the Contract:

SIMPLE IRA - An Individual Retirement Account as defined by Section 408(a) or an Individual Retirement Annuity as defined by Section 408(b) of the Code, to which the only contributions that can be made are contributions under a SIMPLE IRA Plan and rollovers or transfers from another SIMPLE IRA.

SIMPLE IRA Plan - The Savings Incentive Match Plan for Employees of employers. This plan is a written arrangement established under Section 408(p) of the Code which provides a simplified tax-favored retirement plan for employers.

Purchase Payments

The Minimum Initial Purchase Payment shown on the Contract Specifications Pages is required on the Date of Issue.

This SIMPLE IRA will accept only cash contributions made on behalf of the Contract Owner pursuant to the terms of a SIMPLE IRA Plan described in section 408(p) of the Internal Revenue Code. A rollover contribution or a transfer of assets from another SIMPLE IRA of the Contract Owner will also be accepted. No other contributions will be accepted.

If contributions made on behalf of the Contract Owner pursuant to a SIMPLE IRA Plan maintained by the Contract Owner’s employer are received directly by the trustee from the employer, the trustee will provide the employer with the summary description required by section 408(l)(2) of the Internal Revenue Code.

Prior to the expiration of the two year period beginning on the date the Contract Owner first participated in any SIMPLE IRA Plan maintained by the Contract Owner’s employer, any rollover or transfer by the Contract Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Contract Owner. Any distribution of funds to the Contract Owner during this two year period may be subject to a 25 percent additional tax if the Contract Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this two year period, the Contract Owner may roll over or transfer funds to any IRA of the Contract Owner that is qualified under section 408(a) or (b) of the Internal Revenue Code.

ICC18-VAZZ-0156AO	1	(Compact - Standard) (2/2019)

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

ANNUITANT’S AGE	GUARANTEED PERIOD
	None	120 MONTHS	240 MONTHS
50	1.92	1.92	1.91
51	1.96	1.96	1.95
52	2.00	2.00	1.99
53	2.04	2.04	2.03
54	2.08	2.08	2.07
55	2.13	2.12	2.11
56	2.17	2.17	2.15
57	2.22	2.22	2.20
58	2.27	2.27	2.25
59	2.33	2.32	2.30
60	2.38	2.38	2.35
61	2.44	2.43	2.40
62	2.50	2.49	2.46
63	2.57	2.56	2.52
64	2.64	2.63	2.58
65	2.71	2.70	2.64
66	2.79	2.77	2.71
67	2.87	2.85	2.77
68	2.95	2.93	2.84
69	3.05	3.02	2.92
70	3.14	3.11	2.99
71	3.24	3.21	3.07
72	3.35	3.31	3.15
73	3.46	3.42	3.23
74	3.59	3.53	3.32
75	3.71	3.65	3.40
76	3.85	3.77	3.49
77	4.00	3.91	3.57
78	4.16	4.05	3.66
79	4.33	4.20	3.74
80	4.51	4.36	3.82
81	4.71	4.53	3.90
82	4.92	4.71	3.97
83	5.16	4.90	4.03
84	5.41	5.10	4.09
85	5.69	5.31	4.15
86		5.53	4.20
74		5.75	4.24
88		5.98	4.27
89		6.22	4.30
90		6.45	4.32

The purchase rate tables are based on the Annuity 2012 Basic Mortality table (Age Last Birthday) using a ten-year age setback with Projection Scale G2 with Conservatism (ALB) at 0.5% interest. For purposes of the purchase rate tables, the payees’ actual ages as of their respective last birthdays are used. Other combinations are available upon request.

ICC18-VAZZ-0156AO	2	(Compact - Standard) (2/2019)

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

			Age of Annuitant
		50	55	60	65	70	80
	50	1.73	1.79	1.84
	55	1.79	1.89	1.97	2.02
Age of Survivor	60	1.84	1.97	2.09	2.18	2.26
	65	1.87	2.02	2.18	2.34	2.46	2.62
	70	1.89	2.06	2.26	2.46	2.66	2.94
	80			2.34	2.62	2.94	3.66

Executed for Nationwide by:

Secretary	President

ICC18-VAZZ-0156AO	3	(Compact - Standard) (2/2019)